    As filed with the Securities and Exchange Commission on January 9, 1997.

                                             Registration No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             PARTY CITY CORPORATION
               (Exact name of issuer as specified in its charter)

                    Delaware                                                    22-3033692
(State or other jurisdiction of incorporation or organization)   (I.R.S. Employer Identification No.)

400 Commons Way, Rockaway, New Jersey                                 07866
(Address of Principal Executive Offices)                              (Zip Code)

                             Party City Corporation
          Amended and Restated 1994 Stock Option Plan and Stock Option
                     Agreements with Non-Employee Directors
                            (Full title of the plan)

                    Steven Mandell, Party City Corporation,
                  400 Commons Way, Rockaway, New Jersey 07866
                     (Name and address of agent for service)

                                 (201) 983-0888
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                           Proposed       Proposed
      Title of                             maximum        maximum
     securities              Amount        offering       aggregate      Amount of
        to be                to be         price per      offering      Registration
     registered          registered (1)      share         price            Fee
     ----------          --------------      -----         -----            ---
Common Stock $.01
par value per share,         90,000       $    2.50(2)    $225,000       $    68.19
issuable upon
exercise of Plan
Options

Common Stock,
$.01 par value per            8,333       $    3.50(3)    $ 29,166       $     8.39
share, issuable upon
exercise of Plan
Options

Common Stock,
$.01 par value per           90,000       $   10.00(4)    $900,000       $   272.73
share, issuable upon
exercise of Plan
Options

Common Stock,
$.01 par value per
share, issuable upon            500       $   15.00(5)    $  7,500       $     2.27
exercise of Plan
Options

Common Stock,
$.01 par value per           50,000       $   15.25(6)    $762,500       $   231.06
share, issuable upon
exercise of Plan
Options

Common Stock,
$.01 par value per              500       $   17.00(7)    $  8,500       $     2.58
share, issuable upon
exercise of Plan
Options

Common Stock,
$.01 par value per           3,000       $   17.50(8)     $ 52,500       $    45.91
share, issuable upon
exercise of Plan
Options

Common Stock,
$.01 par value per          36,000       $   17.75(9)     $639,000       $   193.64
share, issuable upon
exercise of Plan
Options

Common Stock,
$.01 par value per
share, issuable upon        15,000       $   18.50(10)    $277,500       $    84.09
exercise of Plan
Options

Common Stock,
$.01 par value per           5,000       $   20.00(11)    $100,000       $    30.31
share, issuable upon
exercise of Plan
Options

Common Stock,
$.01 par value per
share, issuable upon         5,000       $   20.50(12)    $102,500       $    31.06
exercise of Plan
Options

Common Stock,
$.01 par value per          15,000       $   21.00(13)    $315,000       $    95.46
share, issuable upon
exercise of Plan
Options

Common Stock,
$.01 par value per          40,000       $   14.50(14)    $580,000       $   175.76
share, issuable upon
exercise of Stock
Option Agreement
granted to Non-
Employee Directors

Common Stock,
$.01 par value per                      245,000               $16.19(15)               $3,966,550                  $1,201.99
share, issuable upon
exercise of Plan
Options

TOTAL                                                                                  $7,965,666                  $2,443.44


(1) The aggregate amount of securities registered hereunder is 603,333 shares of Common Stock. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Act"), this Registration Statement covers such additional shares of Common Stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $2.50 per share of Common Stock for shares subject to options granted under the Plan.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $3.50 per share of Common Stock for shares subject to options granted under the Plan.

(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $10.00 per share of Common Stock for shares subject to options granted under the Plan.

(5) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $15.00 per share of Common Stock for shares subject to options granted under the Plan.

(6) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $15.25 per share of Common Stock for shares subject to options granted under the Plan.

(7) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $17.00 per share of Common Stock for shares subject to options granted under the Plan.

(8) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $17.50 per share of Common Stock for shares subject to options granted under the Plan.

(9) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $17.75 per share of Common Stock for shares subject to options granted under the Plan.

(10) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $18.50 per share of Common Stock for shares subject to options granted under the Plan.

(11) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $20.00 per share of Common Stock for shares subject to options granted under the Plan.

(12) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $20.50 per share of Common Stock for shares subject to options granted under the Plan.

(13) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $21.00 per share of Common Stock for shares subject to options granted under the Plan.

(14) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $14.50 per share of Common Stock for shares subject to options granted pursuant to stock option agreements with the Registrant's non-employee Directors.

(15)The fee with respect to these shares has been calculated pursuant to paragraphs (h) and (c) of Rule 457 upon the basis of $16.19, the average of the high and low price per share of the Registrant's Common Stock on January 7, 1997, a date within five (5) business days prior to the date of filing of this Registration Statement, as reported by the National Association of Securities Dealers' Automated Quotation System.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

         The documents containing the information specified in this Item 1 will be sent or given to employees as specified by Rule 428(b)(1). In accordance with the rules and regulations of these Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a Prospectus or Prospectus Supplement pursuant to Rule 424.

ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         The documents containing the information specified in this Item 2 will be sent or given to employees as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a Prospectus or Prospectus Supplement pursuant to Rule 424.




                                      (I-1)

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed with the Commission (File No. 0-27826 pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Prospectus dated March 26, 1996 filed with the Commission pursuant to Rule 424(b) of the Act.

         2. The Company's Quarterly Report on Form 10-Q for each of the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

         3. The description of the Company's Common Stock as described in Form 8-A filed with the Commission under the Exchange Act, on February 23, 1996.

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.




                                     (II-1)

ITEM 4. DESCRIPTION OF SECURITIES

         The description of the Company's Common Stock is hereby incorporated by reference to the description thereof contained in the Company's Registration Statement under Section 12(g) of the Exchange Act on Form 8-A as filed with the Commission on February 23, 1996.

TRANSFER AGENT

         The Transfer Agent for the Company's Common Stock is First City Transfer Company.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         The balance sheet of the Company as of December 31, 1995 and 1996 and the statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993, incorporated by reference in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, whose report thereon is included in the Company's Prospectus dated March 26, 1996 (the "Prospectus"). These financial statements and schedules have been incorporated herein by reference in reliance on the report of Deloitte & Touche LLP, given on its authority as an expert in accounting and auditing.

         The legality of the Common Stock to be offered hereby has been passed upon for the Company by St. John & Wayne, Two Penn Plaza East, Newark, New Jersey 07105. John J. Oberdorf, a director of the Company, and William P. Oberdorf, John Oberdorf's brother, are both Partners in the law firm of St. John & Wayne. John Oberdorf owns 12,000 shares of Common Stock of the Company and has option to purchase an additional 10,000 shares of Common Stock. William Oberdorf owns 25,000 shares of Common Stock of the Company. In addition, other members of St. John & Wayne own an aggregate of 1,500 shares of the Company's Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to the provisions of the Delaware General Corporation Law ("Delaware GCL"), the Company has adopted provisions in its Certificate of Incorporation and Bylaws which require the Company to indemnify its officers and directors to the fullest extent permitted by law, and eliminate the personal liability of its Directors to the Company or its stockholders for monetary damages for breach of their duty of due care except (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under
Section 174 of the Delaware GCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the Director derived any improper personal benefit. In addition, the Company's Certificate of Incorporation and Bylaws require the Company to indemnify its Directors and officers, permit the Company to insure its Directors and officers and permit the Company to indemnify or



                                     (II-2)
insure its employees or agents to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, except that the Company shall not be obligated to advance expenses or to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not be way of defense, (ii) for any amounts paid in settlement or an action indemnified against by the Company without the prior written consent of the Company or (iii) in connection with any event in which the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company.

         In addition to such other rights of indemnification as they may have as directors or as members of the committee (the "Committee") administering the Company's Amended and Restated 1994 Stock Option Plan (the "Plan"), under the terms of the Plan the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Board member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         [NOT APPLICABLE]




                                     (II-3)

ITEM 8.  EXHIBITS

Number                               Description
------                               -----------

4.1           Party City Corporation Amended and Restated 1994 Stock Option Plan

5.1           Opinion of St. John & Wayne

23.1          Consent of Deloitte & Touche LLP

23.2          Consent of St. John & Wayne (included in Exhibit 5.1)

24.1          Powers of Attorney (included on page S-1 hereof)




                                     (II-4)

ITEM 9.  UNDERTAKINGS

               The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i) To include any prospectus required by Section
               10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                       (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing


                                     (II-5)
provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                                     (II-6)

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockaway, State of New Jersey, on January 2, 1997.


                                        PARTY CITY CORPORATION



                                        By: /S/ Steven Mandell
                                           -------------------------------------
                                                Steven Mandell, Chairman of the
                                                Board and President




                               POWER OF ATTORNEYS

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Mandell and David Lauber, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and deed requisite and necessary to be done in connection with the above premises, and fully for all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

     Signatures            Title                                      Date
     ----------            -----                                      ----
/S/ Steven Mandell         Chairman of the Board, President      January 2, 1997
------------------         and Director (Principal Executive
    Steven Mandell         Officer)

/S/ David Lauber          Vice President and Chief Financial     January 2, 1997
--------------------      Officer (Principal
    David Lauber          Financial and Accounting
                          Officer)

/S/ John J. Oberdorf      Director                               January 2, 1997
--------------------
    John J. Oberdorf

/S/ Raymond Hemmig        Director                               January 2, 1997
--------------------
    Raymond Hemmig

/S/ Duayne Weinger        Director                               January 2, 1997
--------------------
    Duayne Weinger

/S/ Perry Kaplan          Director                               January 2, 1997
--------------------
    Perry Kaplan

                                    EXHIBITS


      ITEM                                                                  PAGE
      ----                                                                  ----
4.1   Party City Corporation Amended and Restated 1994 Stock Option Plan    14

5.1   Opinion of  St. John & Wayne                                          28

23.1  Consent of Deloitte & Touche LLP                                      31

23.3  Consent of St. John & Wayne (included in Exhibit 5.1)

24.1  Power of Attorney (included on Page S-1 hereof)